EXHIBIT 15












Ohio Edison Company
76 South Main Street
Akron, Ohio  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in previously filed Registration Statements No. 33-49135, No. 33-49259,
No. 33-49413 and 33-51139, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, which includes our report dated May 2, 1994, covering the unaudited interim consolidated financial statements contained therein. Pursuant to Rule 436(c) of Regulation C of the Securities Act of 1933, such report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                        Very truly yours,




                                        ARTHUR ANDERSEN & CO.



Cleveland, Ohio,
May 2, 1994